BrainStorm Closes $5.7 Million Public Offering

NEW YORK & PETACH TIKVAH, (Israel) July 19, 2012 — BrainStorm Cell Therapeutics Inc. (OTCBB: BCLI), an innovative developer of adult stem cell technologies and Central Nervous System (CNS) therapeutics, today announced that it completed a registered public offering of 19,818,972 shares of common stock at a price per share of $0.29 and warrants to purchase 14,864,229 shares of common stock at an exercise price of $0.29 per share, representing gross proceeds of $5,747,502.

Maxim Group LLC served as the lead placement agent for the offering and Leader Underwriters (1993) Ltd. acted as a sub-agent of the placement agent.

The securities described above were offered pursuant to a registration statement on Form S-1 (File No. 333-179331), which was declared effective by the United States Securities and Exchange Commission ("SEC") on July 13, 2012 (the “Registration Statement”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov or by request at Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174.

About BrainStorm Cell Therapeutics, Inc.

BrainStorm Cell Therapeutics Inc. is a biotech company developing adult stem cell therapeutic products, derived from autologous (self) bone marrow cells, for the treatment of neurodegenerative diseases. The Company, through its wholly owned subsidiary Brainstorm Cell Therapeutics Ltd., holds rights to develop and commercialize the technology through an exclusive, worldwide licensing agreement with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel-Aviv University. The technology is currently in a Phase I/II clinical trials for Amyotrophic Lateral Sclerosis (ALS), also known as Lou Gehrig’s disease, in Israel.

Contact information:

Adrian Harel, Ph.D., CEO

BrainStorm Cell Therapeutics Inc.

www.brainstorm-cell.com

Phone: +972-3-9236384

Email: aharel@brainstorm-cell.com